I

                                             EXHIBIT 10(c)












                   AMERICAN WATER WORKS COMPANY, INC.

                    Change in Control Agreement for
                The "Executive" (See Summary on Page 17)




































                   AMERICAN WATER WORKS COMPANY, INC.

                    Change in Control Agreement for
              The "Executive" (See Summary on Page 17)

Page
1.   Definitions                                                2
2.   Term of Agreement                                          6
3.   Extension of Term Upon Change in Control                   6
4.   Entitlement to Severance Benefit                           7
5.   Confidentiality; Cooperation with Regard to Litigation;
     Non- disparagement                                         9
6.   Non-solicitation                                          11
7.   Remedies                                                  11
8.   Resolution of Disputes                                    11
9.   Effect of Agreement on Other Benefits                     11
10.  Not an Employment Agreement                               12
11.  Excise Tax Gross-Up                                       12
12.  Assignability; Binding Nature                             14
13.  Representation                                            14
14.  Entire Agreement                                          14
15.  Amendment or Waiver                                       15
16.  Severability                                              15
17.  Survivorship                                              15
18.  Beneficiaries/References                                  15
19.  Governing Law/Jurisdiction                                15
20.  Notices                                                   15
21.  Headings                                                  16
22.  Counterparts                                              16
23.  Summary                                                   17

                   CHANGE IN CONTROL AGREEMENT

AGREEMENT, made and entered into as of the 1st day of January, 2000 by and between American Water Works Company, Inc., a Delaware corporation (together with its successors and assigns, the "Company"), and (the "Executive").

                       W I T N E S S E T H:

WHEREAS, Executive is an employee of the Company serving in an executive capacity; and

WHEREAS, the Board of Directors of the Company (the "Board") believes it is necessary and desirable that the Company be able to rely upon Executive to continue serving in his position in the event of a pending or actual change in control of the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive (individually a "Party" and together the "Parties") agree as follows:

1.  Definitions

(a)"Base Salary" shall mean Executive's annual base salary.

(b)"Cause" shall exist if:

(i) Executive willfully and materially breaches any provision of Sections 5 or 6 of this Agreement;

(ii) Executive is convicted of, or pleads nolo contendere to, a felony;

(iii) Executive's willful failure to attempt in good faith to perform the duties of Executive's employment after receipt of written notice from the Board and an opportunity to cure such failure; or

iv) Executive's willful failure to attempt in good faith to follow any legal and proper Board directive, after receipt of written notice from the Board and a reasonable opportunity to cure such non-adherence or failure to act.










For purposes of this Agreement, an act or failure to act on Executive's part shall be considered "willful" if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive. A termination for Cause shall not take effect unless the provisions of this paragraph are complied with. Executive shall be given written notice by the Company of its intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 15 days of the Company's learning of such act or acts or failure or failures to act. Executive shall have 20 days after the date that such written notice has been given to Executive in which to cure such conduct, to the extent such cure is possible. If Executive fails to cure such conduct, Executive shall then be entitled to a hearing before the Board at which Executive is entitled to appear. Such hearing shall be held within 25 days of such notice to Executive, provided Executive requests such hearing within 10 days of receipt of the written notice from the Company of the intention to terminate him for Cause. If, within five days following such hearing, Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, Executive shall thereupon be terminated for Cause; provided that if Executive has commenced an expedited arbitration in the manner prescribed below and in accordance with Section 8 within 15 days after his receipt of the written notice from the Board, disputing the Board's determination that Cause exists, Executive shall not be deemed to have been terminated for Cause in accordance with the provisions hereof unless and until the arbitrator shall have determined otherwise. If Executive or his representative either fails to file a demand for arbitration in accordance with Section 8 and pay the requisite fees to commence that arbitration within 15 days of receiving the final notice from the Board or fails to diligently pursue that arbitration proceeding, the Board's finding of Cause shall be conclusively presumed to be accurate.

(c) A "Change in Control" shall be deemed to have occurred if:

(i)any Person other than (A) the Company or any Ware Family Member,

(B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (C) any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company, becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 35% of the combined voting power of the Company's or such subsidiary's then outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii) the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a "Significant Subsidiary") with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(iv) the stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the Company's stockholders in substantially the same proportions as their ownership of the Company's common stock immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom, or

(v) any Triggering Event occurs for purposes of the Rights
Agreement.

For purposes of this definition:

(A) The term "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

(B) The term "Exchange Act" means the Securities Exchange Act of
1934, as amended from time to time, or any successor act thereto.

(C) The term "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including "group" as defined in Section 13(d) thereof.

(d)"Confidential Information" shall have the meaning set forth in
Section 5 below.

(e) "Code" shall have the meaning set forth in Section 11 below.

(f) "Disability" shall mean disability as that term is defined in the Company's long-term disability plan.

(g) "Effective Date" shall have the meaning set forth in Section 2 below.

(h) "Excise Tax" shall have the meaning set forth in Section 11 below.

(i) "Good Reason" shall mean a termination of Executive's employment at his initiative following the occurrence, without Executive's written consent, of one or more of the following events (except as a result of a prior termination):

(i) the assignment of any duties or responsibilities inconsistent in any material and adverse respect with Executive's position or which represent a material diminution of Executive's duties or responsibilities;

(ii) a decrease in Executive's annual Base Salary or target annual incentive award opportunity;

(iii) any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company's obligations to Executive under this Agreement;

(iv) a relocation of Executive's principal place of employment to a location that increases the distance the Executive is required to commute from his primary residence immediately prior to the Change in Control, by more than 50 miles;

(v) any significant increase (as compared to the amount of travel conducted by Executive prior to the Change in Control) in the amount of travel necessary for Executive to perform his job responsibilities hereunder; or

(vi) any material unremedied breach by the Company of the terms and conditions of Executive's employment, including without limitation, the terms and conditions of any employment agreement.

(j) "Gross-Up Payment" shall have the meaning set forth in Section
11 below.

(k) "Independent Advisors" shall have the meaning set forth in
Section 11 below.

(l) "Original Term" shall have the meaning set forth in Section 2 below.

(m) "Renewal Term" shall have the meaning set forth in Section 2 below.

(n) "Rights Agreement" shall mean that certain Rights Agreement by and between American Water Works Company, Inc. and BankBoston N.A., dated as of February 18, 1999, as amended from time to time.

(o) "Severance Period" shall mean the period of 18 months following the termination of Executive's employment.

(p) "Subsidiary" shall have the meaning set forth in Section 5 below.

(q) "Term" shall have the meaning set forth in Section 2 below.

(r) "Total Payments" shall have the meaning set forth in Section 11 below.

(s)"Triggering Event" shall have the meaning ascribed to it in the Rights Agreement.

(t) "Ware Family Member" shall mean any of the following (either individually or in combination): Marian S. Ware, Marilyn Ware, Paul
W. Ware, Nancy Ware Wainwright, Rhoda Cobb, Rhoda Ware, John Ware
IV, Carol Gaites and their respective spouses, siblings, descendants, or controlled legal entities.

2. Term of Agreement

The term of this Agreement shall commence on the date of this Agreement (the "Effective Date") and end on the third anniversary of such date (the "Original Term"). The Original Term shall be automatically renewed for successive one-year terms (the "Renewal Terms") unless at least 180 days prior to the expiration of the Original Term or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Term. "Term" shall mean the Original Term and all Renewal Terms.

3. Extension of Term Upon Change in Control

If a Change in Control shall have occurred during the Term, notwithstanding any other provision of Section 2, the Term shall not expire earlier than three years after such Change in Control.

4. Entitlement to Severance Benefit

(a) Severance Benefit. In the event Executive's employment with the Company is involuntarily terminated by the Company without Cause (other than due to death or Disability), or voluntarily by Executive for Good Reason, in either case within three years after a Change in Control has occurred (or any such termination in contemplation of such Change in Control), Executive shall be entitled to receive:

(i) Base Salary through the date of termination of Executive's employment, which shall be paid in a cash lump sum not later than 15 days following Executive's termination of employment;

(ii) an amount equal to a multiple (see summary on page 17) times the sum of (A) Executive's Base Salary at the annualized rate in effect on the date of termination of Executive's employment (or in the event a reduction in Base Salary is a basis for Executive's termination of employment for Good Reason, then the Base Salary in effect immediately prior to such reduction), and (B) Executive's target annual incentive opportunity for the year in which the termination of employment occurs, such amount payable in a cash lump sum promptly (but in no event later than 15 days) following Executive's termination of employment;

(iii) pro rata annual incentive award for the year in which termination occurs assuming that Executive would have received his target annual incentive for such year, payable in a cash lump sum promptly (but in no event later than 15 days) following Executive's termination of employment;

(iv) elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of termination of employment;

(v) immediate vesting of all outstanding stock options and the right to exercise such stock options for 18 months or the remainder of the exercise period, if less;

(vi) additional age and service credit of a number of (see summary on page 17) months for purposes of calculating both Executive's eligibility for, and the amount of, his supplemental retirement benefits and retiree medical benefits, immediate vesting of all such benefits, and the Board's approval of any applicable early retirement;

(vii) settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan and/or applicable deferral election form duly executed by Executive;

(viii) continued participation in all medical, health and life insurance plans at the same benefit level at which Executive was participating on the date of termination of Executive's employment until the earlier of:

(A) a number of (see summary on page 17) months following the termination of Executive's employment;

(B) the date, or dates, Executive receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (viii) of this Section 4(a), Executive shall receive cash payments equal on an after-tax basis to the cost to Executive of obtaining the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (viii) of this Section 4(a), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit himself/herself on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; or

(C) upon Executive's death (provided that this subsection (B) shall not operate to diminish or eliminate the rights of Executive's spouse or other beneficiaries to any benefit to which they would otherwise be entitled pursuant to any Company plan or program);

(ix) continued indemnification in accordance with Company's charter and by-laws as in effect on the date of the Change in Control or on the date of the Executive's termination, whichever provides the greater protection to the Executive;

(x) notwithstanding Sections 4(a)(vi) and (viii) hereof, if the Executive is, or would be if still employed, eligible to retire at any time during which the Executive is entitled to benefits under
Section 4(a)(viii), the Company shall provide the Executive and if applicable the Executive's spouse with retiree medical benefits at least equal to those that would be provided under the Company's applicable retiree medical plan if that plan remained unamended for the remainder of the life of the Executive and if applicable the Executive's spouse. For purposes of this Section 4(a)(x), "retire" shall mean a termination of service by reason of which the Executive is entitled to immediate commencement of benefits under the Pension Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or any successor plan; and

(xi) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.
For purposes of this Section 4(a), a termination in contemplation of a Change in Control means a termination within 12 months prior to an actual Change in Control at the request or direction of a Person who enters, or has entered, into an agreement the consummation of which would cause a Change in Control. A termination by the Executive for Good Reason shall not constitute a termination in contemplation of a Change in Control unless the actions giving rise to Good Reason were taken at the direction of a Person who has entered into an agreement the consummation of which would cause a Change in Control.

(b) No Mitigation; No Offset In the event of any termination of employment under this Section 4, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that Executive may obtain.

(c) Nature of Payments Any amounts due under this Section 4 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(d) Exclusivity of Severance Payments Upon termination of Executive's employment during the Term, Executive shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim by Executive of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 4.

(e) Release of Employment Claims As a condition to receipt of the termination payments and benefits provided for in this Section 4, Executive agrees to execute a release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive's employment (other than enforcement of this Agreement or any indemnity right to which Executive may be entitled, Executive's rights under any of the Company's incentive compensation and employee benefit plans and programs to which Executive is entitled under this Agreement or under the terms of any such plan or program, and any claim for any tort for personal injury not arising out of or related to the termination of Executive's employment).

5. Confidentiality; Cooperation with Regard to Litigation; Non-disparagement.

(a) During the Term and thereafter, Executive shall not, without the Company's prior written consent, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give the Company prompt written notice to allow the Company the opportunity to object to or otherwise resist such order.

(b) During the Term and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of Executive's rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by Executive to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(c) "Confidential Information" shall mean all information concerning the business of the Company or any Subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding the Company's business or industry properly acquired by Executive in the course of his career as an executive in the Company's industry and independent of Executive's employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(d) "Subsidiary" shall mean any corporation controlled directly or indirectly by the Company.

(e) Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive's termination of employment for any reason), by making himself/herself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

(f) Executive agrees that, during the Term and thereafter (including following Executive's termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

6  Non-solicitation

During the period beginning with Effective Date and ending 18 months following the termination of Executive's employment, Executive shall not induce employees of the Company or any Subsidiary to terminate their employment. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such hiring.

7. Remedies
In addition to whatever other rights and remedies the Company may have at equity or in law, if Executive breaches any of the provisions contained in Sections 5 or 6 above, the Company (a) shall have the right to immediately terminate all payments and benefits due under this Agreement and (b) shall have the right to seek injunctive relief. Executive acknowledges that such a breach would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 5 or 6 has occurred.

8. Resolution of Disputes
Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under
Section 7, shall be resolved by binding arbitration, to be held at the American Arbitration Association's office closest to the Company's principal offices in accordance with the rules and procedures of the American Arbitration Association or any other mutually agreed location. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due Executive under this Agreement. Executive shall be entitled to reimbursement of reasonable costs and expenses of any arbitration or court proceeding (including reasonable fees and disbursements of counsel) as follows: (a) if the dispute arises prior to a Change in Control, Executive must prevail in the litigation or dispute, and (b) if the dispute arises after a Change in Control, Executive shall be reimbursed so long as no determination is made that Executive's litigation assertions or defenses were asserted in bad faith or frivolous.

9. Effect of Agreement on Other Benefits
Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive's participation in any other employee benefit or other plans or programs in which he currently participates or for which he may become eligible under the terms of each plan or program after the date of this Agreement.

10. Not an Employment Agreement
This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between Executive and the Company. The
Company may terminate Executive's employment at any time, subject to the terms of any employment agreement between the Company and Executive that may then be in effect.

11.Excise Tax Gross-Up
If Executive becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to Executive at the time specified below an additional amount (the "Gross-Up Payment") (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment provided for by this Section 11, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of
(a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(a) The Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of
Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

(b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments or (ii) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a) above); and

(c) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed (i) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (ii) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (iii) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by the Executive) the portion of the Gross-Up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-Up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.
The Gross-Up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the
Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-Up Payment is made, the amount of each Gross-Up Payment shall be computed so as not to duplicate any prior Gross-Up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.

12. Assignability; Binding Nature
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can to cause such assignee or transferee to expressly assume the Company's liabilities, obligations and duties hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 18 below.

13. Representation
The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

14. Entire Agreement
This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

15. Amendment or Waiver
No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

16. Severability
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17. Survivorship
The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to preserve such rights and obligations.

18. Beneficiaries/References
Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

19. Governing Law/Jurisdiction
This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws. Subject to Section 8, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New Jersey or (ii) any of the courts of the State of New Jersey. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

20. Notices
Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

              If to the Company:
              American Water WorksCompany, Inc.
              1025 Laurel Oak Road
              Voorhees, New Jersey 08043

              If to Executive:       Executive's Home Address

21. Headings
The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22. Counterparts
This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AMERICAN WATER WORKS
COMPANY, INC.


By:
Name:
 Title:



Executive























Agreement between                          Agreement   Agreement
The registrant and                         Section     Section
The "Executive"                            4(a) (ii)   4 (a) (vi)


                                            Lump Sum    Retirement
Executive                                   Multiple    Benefit
                                            Months

President and CEO of Registrant               3            36
Vice President and CFO of Registrant          2            24
General Counsel and Secretary of Registrant   2            24
Treasurer of Registrant                      1.5           18
Comptroller of Registrant                    1.5           18
Subsidiary Presidents                         2            24
Subsidiary Senior Vice President              2            24
Subsidiary Vice President- Human Resources   1.5           18